UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2008

THERAGENICS CORPORATION®
(Exact name of Registrant as specified in its charter)

Delaware	000-15443	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.       Entry into a Material Definitive Agreement.

On July 16, 2008, Theragenics Corporation, a Delaware corporation (“Theragenics” or “Company”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Ronald Routhier, as Sellers’ Representative, the shareholders of NeedleTech Products, Inc. and Rockland Trust Company, as special fiduciary and trustee.  Subject to the terms and conditions of the Stock Purchase Agreement and upon closing, Theragenics will acquire one hundred percent (100%) of the issued and outstanding capital stock of NeedleTech Products, Inc. (“NeedleTech”) for a purchase price of $47.8 million, payable in cash.  The purchase price is subject to adjustment based on changes in working capital of NeedleTech between February 29, 2008 and the date of closing.  This purchase price does not include transaction costs.  At closing, approximately $4 million in cash of the purchase price will be placed in escrow as security for any indemnification claims that may be brought by Theragenics against the Sellers.  Theragenics expects to finance $24.5 million of the purchase price with borrowings on its existing $40.0 million credit facility and pay the remainder from current cash and investment balances. Upon closing, NeedleTech will become a wholly-owned subsidiary of Theragenics.

NeedleTech, located in Attleboro, Massachusetts, is a manufacturer, distributor and supplier of specialty needles and related devices utilized in the cardiology, orthopedic, pain management, endoscopy, spine, urology, and veterinary markets, among others.

A copy of the Stock Purchase Agreement is filed as Exhibit 2.1 to this Report and is incorporated by reference.

Item 9.01                      Financial Statements and Exhibits.

Exhibit Number	Description

2.1
Stock Purchase Agreement dated as of July 16, 2008 with respect to NeedleTech Products, Inc. by and among Theragenics Corporation, as Purchaser, Ronald Routhier, as Sellers’ Representative, the individual Stockholders of NeedleTech Products, Inc. listed on Schedule 1 to the Agreement, as Sellers, and Rockland Trust Company, as Special Fiduciary and Trustee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: July 21, 2008	By: /s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

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